Exhibit (j)(i)


CONSENT OF INDEPENDENT AUDITORS




The Gabelli Global Telecommunications Fund,
The Gabelli Global Opportunity Fund,
The Gabelli Global Growth Fund,
The Gabelli Global Convertible. Securities Fund, each a Series of Gabelli Global Series Funds, Inc.


We have issued our reports dated February 15, 2002, accompanying the financial statements incorporated by reference for the year ended December 31, 2001.

We consent to the incorporation by reference in the Post-Effective Amendment No. 13 to Registration Statement No. 33-66262 on Form N-lA of our reports and to the use of our name under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which is also part of such Registration Statement.




GRANT THORNTON LLP


New York, New York
April 26, 2002